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                                                                    EXHIBIT 11.1

              NAVIGATION TECHNOLOGIES CORPORATION AND SUBSIDIARIES

                       COMPUTATION OF NET LOSS PER SHARE

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

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
                                     ACTUAL                   PRO FORMA
                            ------------------------- -------------------------
                                         THREE MONTHS              THREE MONTHS
                             YEAR ENDED     ENDED      YEAR ENDED     ENDED
                            DECEMBER 31,  MARCH 31,   DECEMBER 31,  MARCH 31,
                                1995         1996         1995         1996
                            ------------ ------------ ------------ ------------
Weighted average shares
 Convertible preferred
  stock outstanding........      8,323       11,254        8,323       11,254
 Common stock outstanding..     12,138       11,875       12,138       11,875
 SAB No. 83 shares,
  treasury stock method....      1,653        1,653        1,653        1,653
 Acquisition adjustment, as
  if converted basis.......        --            --        2,849        2,849
                              --------     --------     --------     --------
                                22,114       24,782       24,963       27,631
                              ========     ========     ========     ========
Net loss...................   $(56,912)    $(16,556)    $(66,914)    $(19,589)
Shares used in per share
 computation...............     22,114       24,782       24,963       27,631
                              ========     ========     ========     ========
Net loss per share.........   $  (2.57)    $  (0.67)    $  (2.68)    $  (0.71)
                              ========     ========     ========     ========
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